REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Penn Virginia Resource GP, LLC:

We have audited the accompanying balance sheet of Penn Virginia Resource GP, LLC (the “Company”) as of December 31, 2008. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Penn Virginia Resource GP, LLC as of December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas
June 1, 2009

PENN VIRGINIA RESOURCE GP, LLC

BALANCE SHEET

December 31, 2008
(in thousands)

ASSETS

Investment in Penn Virginia Resource Partners, L.P.	$8,000

Total assets	$8,000

MEMBER’S EQUITY
Member’s equity	$8,000

Total member’s equity	$8,000

See accompanying notes to balance sheet.

PENN VIRGINIA RESOURCE GP, LLC

NOTES TO BALANCE SHEET

December 31, 2008

1.      Nature of Operations

Penn Virginia Resource GP, LLC (the “General Partner”) is a Delaware limited liability company formed in 2001, to become the general partner of Penn Virginia Resource Partners, L.P. (the “Partnership”). The General Partner is a wholly owned subsidiary of Penn Virginia GP Holdings, L.P. (“PVG”), a publicly traded partnership. The General Partner owns a 2% general partner interest in the Partnership.

The Partnership is a publicly-traded Delaware limited partnership formed by Penn Virginia Corporation (“PVA”) in 2001 that is principally engaged in the management of coal and natural resource properties and the gathering and processing of natural gas in the United States.

The General Partner manages the operations and activities of the Partnership and owes a fiduciary duty to the Partnership’s unitholders. The General Partner has no employees. The Partnership’s personnel are employees of PVA. The General Partner is liable for all of the Partnership’s debts (to the extent not paid from the Partnership’s assets), except for indebtedness or other obligations that are made specifically non-recourse to the General Partner.

The General Partner does not receive any management fee or other compensation for the management of the Partnership. The General Partner and PVA are reimbursed for expenses incurred on the Partnership’s behalf. These expenses include the costs of employee, officer and director compensation and benefits properly allocable to the Partnership and all other expenses necessary or appropriate to conduct the business of the Partnership. The partnership agreement provides that the General Partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion.

2.      Significant Accounting Policies

Basis of Presentation

The accompanying balance sheet of Penn Virginia Resource GP, LLC is of the parent company only and does not include the accounts of Penn Virginia Resource Partners, L.P. or any of its subsidiaries. The General Partner uses the equity method of accounting to account for its investment in the Partnership. The balance sheet of the General Partner should be read in conjunction with the financial statements and accompanying notes of Penn Virginia Resource Partners, L.P. as of and for the year ended December 31, 2008, as contained in its Annual Report on Form 10-K.

Income Taxes

The General Partner is considered to be a disregarded entity for federal and state tax purposes, whereby the General Partner’s operating results are reported in the tax return of its owner. Therefore, the General Partner is a nontaxable entity, and no provision has been made for federal or state income taxes in the financial statements.

3.      Investment in Penn Virginia Resource Partners, L.P.

In conjunction with the formation of the General Partner in 2001, the General Partner contributed net assets to the Partnership in return for a 2% general partner interest in the Partnership. Before 2006, the General Partner was an indirect wholly owned subsidiary of PVA. In 2006, a subsidiary of PVA contributed its interest in the General Partner to PVG. The summarized assets and liabilities of the Partnership as of December 31, 2008, were as follows (in thousands):

Current assets	$117,445
Property, plant and equipment, net	895,119
Equity investments	78,442
Other	127,813

Total assets	$1,218,819

Current liabilities	$89,613
Deferred income and other long-term liabilities	30,424
Long-term debt	568,100
Partners’ capital	530,682

Total liabilities and partners’ capital	$1,218,819